Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of January 14, 2004

between

J.P. MORGAN CHASE & CO.

and

BANK ONE CORPORATION

i

Exhibits

Exhibit 1.1(a)	Form of Bank One Stock Option Agreement
Exhibit 1.1(b)	Form of JPMorgan Chase Stock Option Agreement
Exhibit 1.4(a)	Amendment to Certificate of Incorporation
Exhibit 1.4(b)	Amendment to By-laws
Exhibit 5.5	Form of Affiliate Agreement
Exhibit 5.10(b)	List of Officers of Surviving Corporation

INDEX OF DEFINED TERMS

	Section

Acquisition Proposal	5.4	(a)
Acquisitions	4.1	(e)
Agreement	Preamble
Bank One	Preamble
Bank One Advisory Client	3.1	(t)
Bank One Advisory Contract	3.1	(t)
Bank One Advisory Entities	3.1	(t)
Bank One Benefit Plans	3.1	(j)
Bank One Board Approval	3.1	(n)
Bank One Certificates	2.2	(a)
Bank One Common Stock	Preamble
Bank One Contracts	3.1	(i)
Bank One’s Current Premium	5.11	(b)
Bank One Disclosure Schedule	3.1	(b)
Bank One Fund Client	3.1	(t)
Bank One Insiders	5.8	(e)
Bank One Intellectual Property	3.1	(q)
Bank One Permits	3.1	(f)
Bank One Preferred Stock	3.1	(b)
Bank One Restricted Share	5.8	(a)
Bank One SAR	5.8	(a)
Bank One SEC Documents	3.1	(d)
Bank One Stock Option	5.8	(a)
Bank One Stock Option Agreement	Preamble
Bank One Stock Plans	3.1	(b)
Bank One Stockholders Meetings	5.1	(b)
Bank One Termination Fee	7.2	(c)
Bank One Unit	5.8	(a)
Benefit Plans	3.1	(j)
BHC Act	3.1	(a)
Certificate of Merger	1.1
certificates	2.2	(a)
CFTC	3.1	(c)
Change in Bank One Recommendation	7.1	(d)
Change in JPMorgan Chase Recommendation	7.1	(e)
Closing	1.2
Closing Date	1.2
Code	Preamble
Confidentiality Agreement	5.2	(b)
Constituent Corporations	1.3
DGCL	1.1
Dissenting Shares	2.1	(d)
DPC shares	3.1	(b)

v

	Section

Effective Time	1.1
ERISA	3.1	(j)
Exchange Act	3.1	(c)
Exchange Agent	2.2	(a)
Exchange Fund	2.2	(a)
Exchange Ratio	2.1	(b)
FDIA	3.1	(k)
Federal Reserve	3.1	(c)
Foreign Antitrust Approvals	3.1	(c)
Form S-4	5.1	(a)
FRA	3.1	(c)
Governmental Entity	3.1	(c)
HSR Act	3.1	(c)
incentive stock options	5.8	(a)
Indemnified Liabilities	5.11	(a)
Indemnified Parties	5.11	(a)
Injunction	6.1	(e)
Investment Advisers Act	3.1	(t)
Investment Company Act	3.1	(t)
Joint Proxy Statement/Prospectus	5.1	(a)
JPMorgan Chase	Preamble
JPMorgan Chase Advisory Client	3.2	(t)
JPMorgan Chase Advisory Contract	3.2	(t)
JPMorgan Chase Advisory Entities	3.2	(t)
JPMorgan Chase Benefit Plans	3.2	(j)
JPMorgan Chase Board Approval	3.2	(n)
JPMorgan Chase Common Stock	Preamble
JPMorgan Chase Contracts	3.2	(i)
JPMorgan Chase Disclosure Schedule	3.2	(b)
JPMorgan Chase Fund Client	3.2	(t)
JPMorgan Chase Intellectual Property	3.2	(q)
JPMorgan Chase Permits	3.2	(f)
JPMorgan Chase Preferred Stock	2.1	(a)
JPMorgan Chase SARs	5.8	(b)
JPMorgan Chase SEC Documents	3.2	(d)
JPMorgan Chase Stock Option Agreement	Preamble
JPMorgan Chase Stock Plans	3.2	(b)
JPMorgan Chase Stockholders Meeting	5.1	(c)
JPMorgan Chase Termination Fee	7.2	(b)
material	3.1	(a)
material adverse effect	3.1	(a)
Merger	Preamble
Option Agreements	Preamble
Other Bank One Equity Right	5.8	(a)

	Section

Public Proposal	7.2	(b)
Required Bank One Vote	3.1	(o)
Required JPMorgan Chase Vote	3.2	(o)
Requisite Regulatory Approvals	6.1	(c)
SBA	3.1	(c)
SBIA	3.1	(c)
SEC	3.1	(a)
Section 16 Information	5.8	(e)
Securities Act	3.1	(b)
Significant Subsidiary	3.1	(a)
Sponsored	3.1	(t)
State Banking Approvals	3.1	(c)
Subsidiary	3.1	(a)
Superior Proposal	5.4	(e)
Surviving Corporation	1.3
tax, taxes, taxable	3.1	(h)
trading account shares	3.1	(b)
trust account shares	3.1	(b)
Violation	3.1	(c)
Voting Debt	3.1	(b)

          AGREEMENT AND PLAN OF MERGER dated as of January 14, 2004 (this “Agreement”) between J.P. MORGAN CHASE & CO., a Delaware corporation (“JPMorgan Chase”), and BANK ONE CORPORATION, a Delaware corporation (“Bank One”).

          WHEREAS, the Boards of Directors of JPMorgan Chase and Bank One have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which Bank One would merge with and into JPMorgan Chase (the “Merger”);

          WHEREAS, the Boards of Directors of JPMorgan Chase and Bank One have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

          WHEREAS, concurrently with the execution and delivery of this Agreement, (i) as a condition and inducement to JPMorgan Chase’s willingness to enter into this Agreement and the JPMorgan Chase Stock Option Agreement referred to below, JPMorgan Chase and Bank One are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit 1.1(a) (the “Bank One Stock Option Agreement”) pursuant to which Bank One is granting to JPMorgan Chase an option to purchase shares of Common Stock, par value $0.01 per share, of Bank One (the “Bank One Common Stock”); and (ii) as a condition and inducement to Bank One’s willingness to enter into this Agreement and the Bank One Stock Option Agreement, Bank One and JPMorgan Chase are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit 1.1(b) (the “JPMorgan Chase Stock Option Agreement”; and collectively with the Bank One Stock Option Agreement, the “Option Agreements”), pursuant to which JPMorgan Chase is granting to Bank One an option to purchase shares of Common Stock, par value $1.00 per share, of JPMorgan Chase (the “JPMorgan Chase Common Stock”);

          WHEREAS, JPMorgan Chase and Bank One desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

          WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Option Agreements, the parties hereto agree as follows:

ARTICLE I
THE MERGER

     1.1. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by JPMorgan Chase as the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law (the “DGCL”), on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

     1.2. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the parties hereto.

     1.3. Effects of the Merger. At the Effective Time, Bank One shall be merged with and into JPMorgan Chase and the separate existence of Bank One shall cease. The Merger will have the effects set forth in the DGCL. As used in this Agreement, “Constituent Corporations” shall mean each of JPMorgan Chase and Bank One, and “Surviving Corporation” shall mean JPMorgan Chase, at and after the Effective Time, as the surviving corporation in the Merger.

     1.4. Certificate of Incorporation and By-Laws. The Certificate of Incorporation of JPMorgan Chase as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit 1.4(a), shall be the Certificate of Incorporation of the Surviving Corporation. The By-laws of JPMorgan Chase as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit 1.4(b), shall be the By-laws of the Surviving Corporation.

     1.5. Alternative Transaction Structures. The parties agree that JPMorgan Chase may change the method of effecting the business combination with Bank One, including, without limitation, by merging Bank One into a wholly-owned direct Subsidiary (as defined in Section 3.1(a)) of JPMorgan Chase or by merging a wholly-owned direct Subsidiary of JPMorgan Chase into Bank One, and Bank One shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders hereunder); provided, however, that any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement and that any actions taken pursuant to this Section 1.5 shall not (i) alter or change the kind or amount of consideration to be issued to holders of Bank One Common Stock or the treatment of Bank One Stock Options, Bank One SARs, Bank One Units, Other Bank One Equity Rights or Bank One Restricted Shares as provided for in this Agreement, (ii) adversely affect the tax consequences of the transaction to the holders of Bank One Common Stock, (iii) materially delay receipt of any Requisite Regulatory Approval (as defined in Section 6.1(c)), or (iv) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Bank One Common Stock:

          (a) Cancellation of Treasury Stock and JPMorgan Chase-Owned Stock, etc. All shares of Bank One Common Stock that are owned by Bank One as treasury stock and all shares of Bank One Common Stock that are owned by Bank One or JPMorgan Chase (other than, for the avoidance of doubt, trading account shares, trust shares and DPC shares, as each such term is defined in Section 3.1(b)) shall be cancelled and retired and shall cease to exist and no stock of JPMorgan Chase or other consideration shall be delivered in exchange therefor. All shares of JPMorgan Chase Common Stock and Preferred Stock, par value $1.00 per share, of JPMorgan Chase (“JPMorgan Chase Preferred Stock”) that are owned by Bank One shall become treasury stock, except as otherwise provided in JPMorgan Chase’s Certificate of Incorporation.

          (b) Conversion of Bank One Common Stock. Subject to Section 2.2(e), each share of Bank One Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into 1.32 (the “Exchange Ratio”) fully paid and nonassessable shares of JPMorgan Chase Common Stock. All such shares of Bank One Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of JPMorgan Chase Common Stock into which such Bank One Common Stock has been converted. Certificates previously representing shares of Bank One Common Stock shall be exchanged for certificates representing whole shares of JPMorgan Chase Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

          (c) JPMorgan Chase Capital Stock. Each share of JPMorgan Chase Common Stock and each share of JPMorgan Chase Preferred Stock (other than Dissenting Shares (as defined in Section 2.1(d)) shall remain outstanding following the Effective Time as shares of the Surviving Corporation.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of 6.63% Cumulative Preferred Stock, Series H, and Fixed/Adjustable Noncumulative Preferred Stock of JPMorgan Chase that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their right of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not remain outstanding, and the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of such JPMorgan Chase Preferred Stock held by such stockholder shall remain outstanding in accordance with Section 2.1(c).

     2.2. Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, JPMorgan Chase shall deposit, or shall cause to be deposited, with a bank or trust company designated by JPMorgan Chase and reasonably acceptable to Bank One (the “Exchange Agent”), for the benefit of the holders of certificates or evidence of shares in book entry form which immediately prior to the Effective Time evidenced shares of Bank One Common Stock (collectively, the “Bank One Certificates”), for exchange in accordance with this Article II, certificates or, at JPMorgan Chase’s option, evidence of shares in book entry form (collectively “certificates”) representing the shares of JPMorgan Chase Common Stock issuable pursuant to Section 2.1 in exchange for such shares of Bank One Common Stock. Such certificates for shares of JPMorgan Chase Common Stock so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Bank One Common Stock immediately prior to the Effective Time whose shares were converted into shares of JPMorgan Chase Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Bank One Certificates shall pass, only upon delivery of the Bank One Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as JPMorgan Chase and Bank One may reasonably specify) and (ii) instructions for use in effecting the surrender of the Bank One Certificates in exchange for certificates representing shares of JPMorgan Chase Common Stock. Upon surrender of a Bank One Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Bank One Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of JPMorgan Chase Common Stock which such holder has the right to receive in respect of the Bank One Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Bank One Common Stock then held by such holder), and the Bank One Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Bank One Common Stock which is not registered in the transfer records of Bank One, a certificate representing the proper number of shares of JPMorgan Chase Common Stock may be issued to a transferee if the Bank One Certificate representing such Bank One Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Bank One Certificate shall be deemed at any time after the Effective Time to represent only the JPMorgan Chase Common Stock into which the shares of Bank One Common Stock represented by such Bank One Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of JPMorgan Chase Common Stock as contemplated by this Section 2.2.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to JPMorgan Chase Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Bank One Certificate with respect to the shares of JPMorgan Chase Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Bank One Certificate shall surrender such Bank One Certificate. Subject to the effect of applicable laws, following the surrender of any such Bank One Certificate, there shall be paid to the holder of the certificates representing whole shares of JPMorgan Chase Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender the amount of any cash payable with respect to a fractional share of JPMorgan Chase Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of JPMorgan Chase Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of JPMorgan Chase Common Stock.

          (d) No Further Ownership Rights in Bank One Common Stock. All shares of JPMorgan Chase Common Stock issued upon conversion of shares of Bank One Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bank One Common Stock; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Bank One on such shares of Bank One Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bank One Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bank One Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (e) No Fractional Shares(i) . No certificates or scrip representing fractional shares of JPMorgan Chase Common Stock shall be issued upon the surrender for exchange of Bank One Certificates evidencing Bank One Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu thereof, upon surrender of the applicable Bank One Certificates, JPMorgan Chase shall pay each holder of Bank One Common Stock an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Bank One Common Stock held at the Effective Time by such holder) would otherwise be entitled by (b) the closing price on the NYSE, as reported on the Consolidated Tape at the close of the NYSE regular session of trading, for a share of JPMorgan Chase Common Stock on the last trading day immediately preceding the Effective Time.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Bank One for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Bank One who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for JPMorgan Chase Common Stock, any cash in lieu of fractional shares of JPMorgan Chase Common Stock and any dividends or distributions with respect to JPMorgan Chase Common Stock.

          (g) No Liability. None of JPMorgan Chase, Bank One or the Surviving Corporation shall be liable to any holder of shares of Bank One Common Stock for shares of JPMorgan Chase Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Withholding. JPMorgan Chase shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Bank One Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by JPMorgan Chase, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bank One Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by JPMorgan Chase.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of Bank One. Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the Bank One Disclosure Schedule (as defined in Section 3.1(b)(iii)) or (y) as disclosed in the Bank One SEC Documents (as defined in Section 3.1(d)) filed with the SEC prior to the date hereof, Bank One represents and warrants to JPMorgan Chase as follows:

          (a) Organization, Standing and Power. Bank One is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to Section 4(l) of the BHC Act. Each of Bank One and its Significant Subsidiaries (as defined below) is a bank, corporation or partnership duly organized, validly existing and, in the case of banks or corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Bank One. The Certificate of Incorporation and By-laws of Bank One, copies of which were previously furnished to JPMorgan Chase, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement, (i) the word “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; (ii) a “Significant Subsidiary” means any Subsidiary of Bank One or JPMorgan Chase, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); (iii) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole; and (iv) the term “material adverse effect” means, with respect to any entity, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations hereunder or under any Option Agreement on a timely basis; provided that, in any such case referred to in clause (iii) or (iv) the following shall not be deemed “material” or to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Bank One or JPMorgan Chase or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined in Section 3.1(c)(iii)), (F) actions or omissions of JPMorgan Chase or Bank One taken with the prior written consent of the other or required hereunder, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (H) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a material adverse effect.

          (b) Capital Structure. (i) The authorized capital stock of Bank One consists of four billion (4,000,000,000) shares of Bank One Common Stock and 50 million (50,000,000) shares of Preferred Stock, par value $0.01 per share (the “Bank One Preferred Stock”). As of the close of business on December 31, 2003 (A) 1,181,382,302 shares of Bank One Common Stock were issued (including shares held in treasury), 102,630,826 shares of Bank One Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to Bank One’s dividend reinvestment and stock purchase plan, Bank One Corporation Stock Performance Plan, Bank One Corporation Director Stock Plan, Bank One Corporation Deferred Compensation Plan and Bank One Employee Stock Purchase Plan (such stock options, units and other awards and plans, collectively, the “Bank One Stock Plans”), and 61,800,269 shares of Bank One Common Stock were held by Bank One in its treasury or by its Subsidiaries (exclusive of (x) shares held in connection with any market making activities or proprietary trading activities (“trading account shares”), (y) shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds or merchant banking entities for which a Subsidiary of the relevant party acts as investment advisor or in a similar capacity (any such shares, “trust account shares”), and (z) shares acquired in respect of debts previously contracted (any such shares, “DPC shares”)); and (B) no shares of Bank One

Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Bank One Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Bank One Common Stock which may be issued pursuant to the Bank One Stock Option Agreement have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Bank One are issued or outstanding.

          (iii) Except for (A) this Agreement, (B) Bank One Stock Options, Bank One SARs, Bank One Units and Other Bank One Equity Rights (each as defined in Section 5.8(a)) which represented, as of December 31, 2003, the right to acquire up to an aggregate of 99,630,826 shares of Bank One Common Stock, (C) the Bank One Stock Option Agreement, (D) as set forth in the disclosure schedule delivered by Bank One to JPMorgan Chase concurrently herewith (the “Bank One Disclosure Schedule”), and (E) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Bank One or any Subsidiary of Bank One is a party or by which it or any such Subsidiary is bound obligating Bank One or any Subsidiary of Bank One to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Bank One or of any Subsidiary of Bank One or obligating Bank One or any Subsidiary of Bank One to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Bank One or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Bank One or any of its Subsidiaries, other than the Bank One Stock Option Agreement or (B) pursuant to which Bank One or any of its Subsidiaries is or could be required to register shares of Bank One Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except the Bank One Stock Option Agreement and any such contractual obligations entered into after the date hereof as permitted by Section 4.1.

          (iv) Since December 31, 2003, except as set forth in the Bank One Disclosure Schedule and except as permitted by Section 4.1, Bank One has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Bank One or any of its Subsidiaries, other than pursuant to and as required by the terms of the Bank One Stock Option Agreement, the dividend reinvestment and stock purchase plan referred to above, and any employee stock options and other awards issued prior to the date hereof under the Bank One Stock Plans (or issued after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Bank One Subsidiaries, any shares of capital stock of Bank One or any of its Subsidiaries (other than the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Bank One dividends or other distributions on the outstanding shares of capital stock of Bank One, other than regular quarterly cash dividends on the Bank One Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared by Bank One prior to the date of this Agreement.

          (v) The Bank One employee stock purchase plan (A) will continue until the earlier of the termination of the current offering period and the Closing Date, and no further offering periods will commence thereafter, and (B) will be terminated by Bank One immediately prior to and effective as of the Closing Date. The optional cash purchase (but not the dividend reinvestment) feature of the Bank One dividend reinvestment and stock purchase plan will be terminated within 30 days of a written request by JPMorgan Chase unless all such optional cash purchases are satisfied through open market purchases of Bank One Common Stock and not through new issuances of Bank One Common Stock by Bank One.

          (c) Authority. (i) Bank One has all requisite corporate power and authority to enter into this Agreement and the Option Agreements and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of Bank One Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bank One, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of Bank One. This Agreement and the Option Agreements have been duly executed and delivered by Bank One and each constitutes a valid and binding obligation of Bank One, enforceable against Bank One in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

          (ii) The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Certificate of Incorporation or By-laws of Bank One or any Subsidiary of Bank One, or (B) except as disclosed in the Bank One Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Bank One Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bank One or any Subsidiary of Bank One or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Bank One.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to Bank One or any Subsidiary of Bank

One in connection with the execution and delivery of this Agreement and the Option Agreements by Bank One or the consummation by Bank One of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on Bank One, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and the Federal Reserve Act (the “FRA”) and approval of same, (B) the filing with the SEC of (1) the Joint Proxy Statement/Prospectus (as defined in Section 5.1(a)) and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) such applications, filings, authorizations, orders and approvals as may be required under the banking laws of any state, and approval thereof (collectively, the “State Banking Approvals”), (E) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the Commodity Futures Trading Commission (the “CFTC”) thereunder and of any applicable industry self-regulatory organization and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws of the various states in which Bank One or any of its Subsidiaries is licensed or regulated, (F) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (G) such filings, approvals and authorizations as may be required pursuant to applicable antitrust or competition laws of any foreign Governmental Entity (the “Foreign Antitrust Approvals”), (H) such other filings, authorizations, orders and approvals as may be required under foreign banking and similar laws with respect to bank Subsidiaries of Bank One that are chartered or licensed under the laws of foreign jurisdictions, and (I) such filings, notifications and approvals as are required under the Small Business Investment Act of 1958 (“SBIA”) and the rules and regulations of the Small Business Administration (“SBA”) thereunder.

          (d) SEC Documents; Regulatory Reports; Undisclosed Liabilities. (i) Bank One has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “Bank One SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Bank One SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Bank One SEC Documents, and none of the Bank One SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Bank One included in the Bank One SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Bank One and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

          (ii) Other than the Bank One SEC Documents, which are addressed in clause (i) above, Bank One and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Bank One.

          (iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Bank One included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Bank One, Bank One and its Subsidiaries do not have, and since September 30, 2003 Bank One and its Subsidiaries have not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Bank One’s financial statements in accordance with generally accepted accounting principles).

          (e) Information Supplied. None of the information supplied or to be supplied by Bank One for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 5.1(a)) will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Bank One with respect to statements made or incorporated by reference therein based on information supplied by JPMorgan Chase for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

          (f) Compliance with Applicable Laws and Reporting Requirements. (i) Bank One and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Bank One and its Subsidiaries, taken as a whole (the “Bank One Permits”), and Bank One and its Subsidiaries are in compliance with the terms of the Bank One Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One. Except as disclosed in the Bank One SEC Documents filed prior to the date of this Agreement or as set forth in the Bank One Disclosure Schedule, the businesses of Bank One and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on Bank One. To the knowledge of Bank One, no investigation by any Governmental Entity with respect to Bank One or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One.

          (ii) Except as is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Bank One, Bank One and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Bank One, any of its Subsidiaries, or any director, officer or employee of Bank One or of any Bank One Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a material adverse effect on Bank One, and, except as would not be reasonably likely to have, either individually or in the aggregate, a material adverse effect on Bank One, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     (iii) The records, systems, controls, data and information of Bank One and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Bank One or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Bank One SEC Documents filed with the SEC prior to the date hereof, Bank One and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Bank One (A) has designed disclosure controls and procedures to ensure that material information relating to Bank One, including its consolidated Subsidiaries, is made known to the management of Bank One by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Bank One’s auditors and the audit committee of Bank One’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Bank One’s ability to record, process, summarize and report financial data and have identified for Bank One’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Bank One’s internal controls. Bank One has made available to JPMorgan Chase a summary of any such disclosure made by management to Bank One’s auditors and audit committee since January 1, 2002.

          (g) Legal Proceedings. Except as disclosed in the Bank One SEC Documents filed prior to the date of this Agreement or as set forth in the Bank One Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Bank One, threatened, against or affecting Bank One or any Subsidiary of Bank One as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Bank One, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Bank One or any Subsidiary of Bank One having or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One or on the Surviving Corporation.

          (h) Taxes. Bank One and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or Bank One has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Bank One SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Bank One and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against Bank One or any of its Subsidiaries that are not adequately reserved for. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (i) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii). Neither Bank One nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (i) Certain Agreements. Except as disclosed in or filed as exhibits to the Bank One SEC Documents filed prior to the date of this Agreement or as disclosed in the Bank One Disclosure Schedule and except for this Agreement and the Option Agreements, neither Bank One nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $10 million or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Bank One or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Bank One or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Bank One and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of a Bank One Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreements, or (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreements. Bank One has previously made available to JPMorgan Chase complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(i) (collectively referred to herein as the “Bank One Contracts”). All of the Bank One Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One. Neither Bank One nor any of its Subsidiaries has, and to the best knowledge of Bank One, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Bank One Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Bank One.

          (j) Benefit Plans. (i) With respect to each employee benefit plan (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee or former employee of Bank One or any of its Subsidiaries has any present or future right to benefits, maintained or contributed to by Bank One or any of its Subsidiaries or under which Bank One or any of its Subsidiaries has any present or future liability (the “Bank One Benefit Plans”), Bank One has made available, or within 30 days after the execution hereof will make available, to JPMorgan Chase a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Bank One Benefit Plan, (C) each trust agreement relating to such Bank One Benefit Plan, (D) the most recent summary plan description for each Bank One Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a Bank One Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Bank One Benefit Plan qualified under Section 401(a) of the Code.

          (i) With respect to the Bank One Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Bank One, there exists no condition or set of circumstances, in connection with which Bank One or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Bank One under ERISA, the Code or any other applicable law.

          (ii) True and complete copies of the Bank One Stock Plans as in effect on the date hereof have been, or within 30 days after the execution hereof will be, provided or made available to JPMorgan Chase.

          (iv) Except as set forth in the Bank One Disclosure Schedule, no Bank One Benefit Plan or Bank One Stock Plan exists that could result in the payment to any present or former employee of Bank One or any Subsidiary of Bank One of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Bank One or any Subsidiary of Bank One as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

          (k) Subsidiaries. Exhibit 21 to Bank One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC prior to the date of this Agreement includes all the Subsidiaries of Bank One which are Significant Subsidiaries. Each of Bank One’s Subsidiaries that is a bank (as defined in the BHC Act) (i) is listed in Section 3.1(k) of the Bank One Disclosure Schedule and (ii) is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. Except as set forth in Section 3.1(k) of the Bank One Disclosure Schedule, all of the shares of capital stock of each of the Subsidiaries held by Bank One or by another Bank One Subsidiary are fully paid and, except as provided in 12 U.S.C. Section 55, nonassessable and are owned by Bank One or a Subsidiary of Bank One free and clear of any claim, lien or encumbrance.

          (l) Agreements with Regulators. Except as set forth in Section 3.1(l) of the Bank One Disclosure Schedule, neither Bank One nor any Subsidiary of Bank One is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Bank One been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.

          (m) Absence of Certain Changes or Events. Except as disclosed in the Bank One SEC Documents filed prior to the date of this Agreement or, in the case of actions taken after the date hereof, except as permitted by Section 4.1, since September 30, 2003 (i) Bank One and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a material adverse effect on Bank One.

          (n) Board Approval. The Board of Directors of Bank One, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Bank One Board Approval”), has (i) determined that this Agreement, the Option Agreements and the Merger are fair to and in the best interests of Bank One and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Option Agreements and the Merger, and (iii) recommended that the stockholders of Bank One adopt this Agreement and directed that such matter be submitted for consideration by Bank One stockholders at the Bank One

Stockholders Meeting (as defined in Section 5.1(b)). The Bank One Board Approval constitutes approval of this Agreement, the Bank One Stock Option Agreement and the Merger (i) for purposes of Section 203 of the DGCL and (ii) by the “Disinterested Directors” of Bank One pursuant to clause “First” of Subsection (b) of Article “Twelfth” of Bank One’s Certificate of Incorporation, such that no additional stockholder approval (other than the Required Bank One Vote (as defined in Section 3.1(o)) shall be required pursuant to such Article to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreements. To the knowledge of Bank One, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Option Agreements, the Merger or the other transactions contemplated hereby or thereby.

          (o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Bank One Common Stock to adopt this Agreement (the “Required Bank One Vote”) is the only vote of the holders of any class or series of Bank One capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

          (p) Properties. Except as disclosed in the Bank One SEC Documents filed prior to the date of this Agreement, Bank One or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Bank One SEC Documents as being owned by Bank One or one of its Subsidiaries or acquired after the date thereof which are material to Bank One’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of Bank One which are banks incurred in the ordinary course of their banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Bank One SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Bank One’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on Bank One.

          (q) Intellectual Property. Bank One and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Bank One Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Bank One Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Bank One. Neither Bank One nor any such Subsidiary has received any notice of infringement of or conflict with, and to Bank One’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Bank One Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Bank One.

          (r) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Lazard Frères, and Bank One agrees to indemnify JPMorgan Chase and to hold JPMorgan Chase harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Bank One or its affiliates.

          (s) Opinion of Bank One Financial Advisor. Bank One has received the opinion of its financial advisor, Lazard Frères, dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to Bank One and the holders of Bank One Common Stock.

          (t) Investment Adviser Subsidiaries; Funds; Clients. (i) Bank One and certain of its Subsidiaries (the “Bank One Advisory Entities”) provide investment management, investment advisory and sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs). For purposes of this Agreement, “Bank One Advisory Contract” means each Bank One contract for such services provided by a Bank One Advisory Entity; “Bank One Advisory Client” means each party to a Bank One Advisory Contract other than the applicable Bank One Advisory Entity; “Bank One Fund Client” means each Bank One Advisory Client that is registered as an investment company under the Investment Company Act; and “Sponsored” means, when used with reference to any Bank One Fund Client or JPMorgan Chase Fund Client (as defined in Section 3.2(t)), any such Bank One Fund Client or JPMorgan Chase Fund Client, as the case may be, a majority of the officers of which are employees of Bank One or any of its Subsidiaries or JPMorgan Chase or any of its Subsidiaries, as the case may be, or of which Bank One or any of its Subsidiaries or JPMorgan Chase or any of its Subsidiaries, as the case may be, holds itself out as the sponsor.

          (ii) Each Sponsored Bank One Fund Client and Bank One Advisory Entity (A) has since January 1, 1999 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (B) has all permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted except, in the case of clauses (A) and (B) above, where the failure to be in compliance or failure to have such permits, licenses, exemptions, orders and approvals, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One. There is no action, suit, proceeding or investigation pending or, to the knowledge of Bank One, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permits, licenses, exemptions, orders and approvals, except for such revocations, amendments, failures to renew, limitations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One.

          (iii) Each Bank One Advisory Entity has been and is in compliance with each Bank One Advisory Contract to which it is a party, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One.

          (iv) The accounts of each Bank One Advisory Client subject to ERISA have been managed by the applicable Subsidiary of Bank One in compliance with the applicable requirements of ERISA, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Bank One.

          (v) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One, neither Bank One nor any of the Bank One Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; and except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One, none of Bank One, any Bank One Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”)) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

     3.2. Representations and Warranties of JPMorgan Chase. Except (x) with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the JPMorgan Chase Disclosure Schedule (as defined in Section 3.2(b)(iii)) or (y) as disclosed in the JPMorgan Chase SEC Documents (as defined in Section 3.2(d)) filed with the SEC prior to the date hereof, JPMorgan Chase represents and warrants to Bank One as follows:

          (a) Organization, Standing and Power. JPMorgan Chase is a bank holding company registered under the BHC Act, which has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to Section 4(l) of the BHC Act. Each of JPMorgan Chase and its Significant Subsidiaries is a bank, corporation or partnership duly organized, validly existing and, in the case of banks or corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on JPMorgan Chase. The Certificate of Incorporation and By-laws of JPMorgan Chase, copies of which were previously furnished to Bank One, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure. (i) The authorized capital stock of JPMorgan Chase consists of 4,500,000,000 shares of JPMorgan Chase Common Stock and 200,000,000 shares of JPMorgan Chase Preferred Stock. As of the close of business on December 31, 2003 (A)

2,044,436,509 shares of JPMorgan Chase Common Stock were issued (including shares held in treasury), 404,234,649 shares of JPMorgan Chase Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to JPMorgan Chase’s dividend reinvestment plan, Value Shares, Success Shares and Vision Shares Plans, the Deferred Compensation Plan for Non-Employee Directors of JPMorgan Chase and JPMorgan Chase Bank, the Post-Retirement Compensation Plan for Non-Employee Directors, JPMorgan Chase’s Employee Stock Purchase Plan, the Deferred Compensation Plan of JPMorgan Chase and Participating Companies, the JPMorgan Chase 1996 Long-Term Incentive Plan, JPMorgan Chase’s Stock Option Plan, JPMorgan Chase’s Directors Stock Arrangements, JPMorgan Chase’s Corporate Performance Incentive Plan and long-term incentive and other stock plans assumed by JPMorgan Chase in connection with the combinations with and acquisitions of Manufacturers Hanover Corporation, The Chase Manhattan Banking Corporation, Margaretten Financial Corporation, Hambrecht & Quist Group and J.P. Morgan & Co. Incorporated (such stock options, units and other plans and programs, collectively, the “JPMorgan Chase Stock Plans”), and 1,816,495 shares of JPMorgan Chase Common Stock were held by JPMorgan Chase in its treasury or by its Subsidiaries (other than trading account shares, trust account shares or DPC shares); and (B) 17,800,432 shares of JPMorgan Chase Preferred Stock were outstanding, consisting of 2,420,000 shares of Adjustable Rate Cumulative Preferred Stock, Series A, 280,432 shares of 6.63% Cumulative Preferred Stock, Series H, 2,000,000 shares of Adjustable Rate Cumulative Preferred Stock, Series L, 4,000,000 shares of Fixed/Adjustable Rate Noncumulative Preferred Stock and 9,100,000 shares of Adjustable Rate Cumulative Preferred Stock, Series N. All outstanding shares of JPMorgan Chase Common Stock and JPMorgan Chase Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of JPMorgan Chase Common Stock (x) to be issued pursuant to or as specifically contemplated by this Agreement (including without limitation as contemplated by Section 5.8 hereof), or (y) which may be issued pursuant to the JPMorgan Chase Stock Option Agreement, will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof or thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

          (ii) No Voting Debt of JPMorgan Chase is issued or outstanding.

          (iii) Except for (A) this Agreement, (B) options or awards issued or to be issued under the JPMorgan Chase Stock Plans, which represented, as of December 31, 2003, the right to acquire up to an aggregate of 463,634,649 shares of JPMorgan Chase Common Stock, (C) the JPMorgan Chase Stock Option Agreement, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which JPMorgan Chase or any Subsidiary of JPMorgan Chase is a party or by which it or any such Subsidiary is bound obligating JPMorgan Chase or any Subsidiary of JPMorgan Chase to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of JPMorgan Chase or of any Subsidiary of JPMorgan Chase or obligating JPMorgan Chase or any Subsidiary of JPMorgan Chase to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of JPMorgan Chase or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of JPMorgan Chase or any of its Subsidiaries, other than the JPMorgan Chase Stock Option Agreement, or (B) except as set forth in the disclosure schedule delivered by JPMorgan Chase to Bank One concurrently herewith (the “JPMorgan Chase Disclosure Schedule”), pursuant to which JPMorgan Chase or any of its Subsidiaries is or could be required to register shares of JPMorgan Chase Common Stock or other securities under the Securities Act, except the JPMorgan Chase Stock Option Agreement and any such contractual obligations entered into after the date hereof as permitted by Section 4.2.

          (iv) Since December 31, 2003, and except as permitted by Section 4.2, JPMorgan Chase has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock, of JPMorgan Chase or any of its Subsidiaries, other than pursuant to and as required by the terms of the JPMorgan Chase Stock Option Agreement, the JPMorgan Chase Stock Plans and any employee stock options and other awards issued under the JPMorgan Chase Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 4.2(c) and 4.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more JPMorgan Chase Subsidiaries, any shares of capital stock of JPMorgan Chase or any of its Subsidiaries (other than the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of JPMorgan Chase dividends or other distributions on the outstanding shares of capital stock of JPMorgan Chase, other than (x) regular quarterly cash dividends on the JPMorgan Chase Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared by JPMorgan Chase prior to the date of this Agreement and (y) cash dividends on the JPMorgan Chase Preferred Stock as required by the terms of such preferred stock as in effect on the date hereof.

          (c) Authority. (i) JPMorgan Chase has all requisite corporate power and authority to enter into this Agreement and the Option Agreements and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of JPMorgan Chase Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of JPMorgan Chase, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of JPMorgan Chase. This Agreement and the Option Agreements have been duly executed and delivered by JPMorgan Chase and each constitutes a valid and binding obligation of JPMorgan Chase, enforceable against JPMorgan Chase in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

          (ii) The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of JPMorgan Chase or any Subsidiary of JPMorgan Chase, or (B) except as disclosed in the JPMorgan Chase Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, JPMorgan Chase Benefit Plan (as defined in Section 3.2(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to JPMorgan Chase or any Subsidiary of JPMorgan Chase or their respective properties or assets which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on JPMorgan Chase.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to JPMorgan Chase or any Subsidiary of JPMorgan Chase in connection with the execution and delivery of this Agreement and the Option Agreements by JPMorgan Chase or the consummation by JPMorgan Chase of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on JPMorgan Chase, except for (A) the filing of applications and notices with the Federal Reserve under the BHC Act and the FRA and approval of same, (B) the filing with the SEC of the Joint Proxy Statement/Prospectus, the Form S-4 and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (E) the State Banking Approvals, (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the CFTC thereunder and of any applicable industry self-regulatory organization, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws of the various states in which Bank One or any of its Subsidiaries is licensed or regulated, (G) notices or filings under the HSR Act, (H) the Foreign Antitrust Approvals, (I) such other filings, authorizations, orders and approvals as may be required under foreign banking and similar laws with respect to bank Subsidiaries of Bank One that are chartered or licensed under the laws of foreign jurisdictions, and (J) such filings, notifications and approvals as are required under the SBIA and the rules and regulations of the SBA thereunder.

          (d) SEC Documents; Regulatory Reports; Undisclosed Liabilities. (i) JPMorgan Chase has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “JPMorgan Chase SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the JPMorgan Chase SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such JPMorgan Chase SEC Documents, and none of the JPMorgan Chase SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of JPMorgan Chase included in the JPMorgan Chase SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of JPMorgan Chase and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

          (ii) Other than the JPMorgan Chase SEC Documents, which are addressed in clause (i) above, JPMorgan Chase and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on JPMorgan Chase.

          (iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of JPMorgan Chase included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2003 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on JPMorgan Chase, JPMorgan Chase and its Subsidiaries do not have, and since September 30, 2003 JPMorgan Chase and its Subsidiaries have not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in JPMorgan Chase’s financial statements in accordance with generally accepted accounting principles).

          (e) Information Supplied. None of the information supplied or to be supplied by JPMorgan Chase for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by JPMorgan Chase with respect to statements made or incorporated by reference therein based on information supplied by Bank One for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

          (f) Compliance with Applicable Laws and Reporting Requirements. (i) JPMorgan Chase and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of JPMorgan Chase and its Subsidiaries, taken as a whole (the “JPMorgan Chase Permits”), and JPMorgan Chase and its Subsidiaries are in compliance with the terms of the JPMorgan Chase Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase. Except as disclosed in the JPMorgan Chase SEC Documents filed prior to the date hereof or as set forth in the JPMorgan Chase Disclosure Schedule, the businesses of JPMorgan Chase and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on JPMorgan Chase. To the knowledge of JPMorgan Chase, no investigation by any Governmental Entity with respect to JPMorgan Chase or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

          (ii) Except as is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on JPMorgan Chase, JPMorgan Chase and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of JPMorgan Chase, any of its Subsidiaries, or any director, officer or employee of JPMorgan Chase or of any JPMorgan Chase Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a material adverse effect on JPMorgan Chase, and, except as would not be reasonably likely to have, either individually or in the aggregate, a material adverse effect on JPMorgan Chase, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (iii) The records, systems, controls, data and information of JPMorgan Chase and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of JPMorgan Chase or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the JPMorgan Chase SEC Documents filed with the SEC prior to the date hereof, JPMorgan Chase and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. JPMorgan Chase (A) has designed disclosure controls and procedures to ensure that material information relating to JPMorgan Chase, including its consolidated Subsidiaries, is made known to the management of JPMorgan Chase by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to JPMorgan Chase’s auditors and the audit committee of JPMorgan Chase’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect JPMorgan Chase’s ability to record, process, summarize and report financial data and have identified for JPMorgan Chase’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in JPMorgan Chase’s internal controls. JPMorgan Chase has made available to Bank One a summary of any such disclosure made by management to JPMorgan Chase’s auditors and audit committee since January 1, 2002.

          (g) Legal Proceedings. Except as disclosed in the JPMorgan Chase SEC Documents filed prior to the date of this Agreement or as set forth in the JPMorgan Chase Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of JPMorgan Chase, threatened, against or affecting JPMorgan Chase or any Subsidiary of JPMorgan Chase as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on JPMorgan Chase, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against JPMorgan Chase or any Subsidiary of JPMorgan Chase having, or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase or on the Surviving Corporation.

          (h) Taxes. JPMorgan Chase and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or JPMorgan Chase has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the JPMorgan Chase SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by JPMorgan Chase and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against JPMorgan Chase or any of its Subsidiaries that are not adequately reserved for. Neither JPMorgan Chase nor any of its Subsidiaries has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (i) Certain Agreements. Except as disclosed in or filed as exhibits to the JPMorgan Chase SEC Documents filed prior to the date of this Agreement or as disclosed in the JPMorgan Chase Disclosure Schedule and except for this Agreement and the Option Agreements, neither JPMorgan Chase nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $10 million or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of JPMorgan Chase or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires JPMorgan Chase or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to JPMorgan Chase and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of a JPMorgan Chase Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreements, or (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreements. JPMorgan Chase has previously made available to Bank One complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(i) (collectively referred to herein as “JPMorgan Chase Contracts”). All of the JPMorgan Chase Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase. Neither JPMorgan Chase nor any of its Subsidiaries has, and to the best knowledge of JPMorgan Chase, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any JPMorgan Chase Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on JPMorgan Chase.

          (j) Benefit Plans. (i) With respect to each Benefit Plan maintained or contributed to by JPMorgan Chase or any of its Subsidiaries or under which JPMorgan Chase or any of its Subsidiaries have any present or future liability (the “JPMorgan Chase Benefit Plans”), JPMorgan Chase has made available, or within 30 days after the execution hereof will make available, to Bank One a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such JPMorgan Chase Benefit Plan, (C) each trust agreement relating to such JPMorgan Chase Benefit Plan, (D) the most recent summary plan description for each JPMorgan Chase Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to a JPMorgan Chase Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any JPMorgan Chase Benefit Plan qualified under Section 401(a) of the Code.

          (ii) With respect to the JPMorgan Chase Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of JPMorgan Chase, there exists no condition or set of circumstances in connection with which JPMorgan Chase or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on JPMorgan Chase under ERISA, the Code or any other applicable law.

          (iii) True and complete copies of the JPMorgan Chase Stock Plans as in effect on the date hereof have been, or within 30 days after the execution hereof will be, provided or made available to Bank One.

          (iv) Except as set forth in the JPMorgan Chase Disclosure Schedule, no JPMorgan Chase Benefit Plan or JPMorgan Chase Stock Plan exists that could result in the payment to any present or former employee of JPMorgan Chase or any Subsidiary of JPMorgan

Chase of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of JPMorgan Chase or any Subsidiary of JPMorgan Chase as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

          (k) Subsidiaries. Exhibit 21.1 to JPMorgan Chase’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC prior to the date of this Agreement includes all the Subsidiaries of JPMorgan Chase which are Significant Subsidiaries. Each of JPMorgan Chase’s Subsidiaries that is a bank (as defined in the BHC Act) (i) is listed in Section 3.2(k) of the JPMorgan Chase Disclosure Schedule and (ii) is an “insured bank” as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by JPMorgan Chase or by another Subsidiary of JPMorgan Chase are fully paid and, except as provided in Sections 5004(8) and 114 of the New York Banking Law and 12 U.S.C. Section 55, nonassessable and are owned by JPMorgan Chase or a Subsidiary of JPMorgan Chase free and clear of any claim, lien or encumbrance.

          (l) Agreements with Regulators. Except as set forth in Section 3.2(l) of the JPMorgan Chase Disclosure Schedule, neither JPMorgan Chase nor any Subsidiary of JPMorgan Chase is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has JPMorgan Chase been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions.

          (m) Absence of Certain Changes or Events. Except as disclosed in the JPMorgan Chase SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.2), since September 30, 2003 (i) JPMorgan Chase and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a material adverse effect on JPMorgan Chase.

          (n) Board Approval. The Board of Directors of JPMorgan Chase, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “JPMorgan Chase Board Approval”), has (i) determined that this Agreement, the Option Agreements and the Merger are fair to and in the best interests of JPMorgan Chase and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, the Option Agreements and the Merger, and (iii) recommended that the stockholders of JPMorgan Chase adopt this Agreement and directed that such matter be submitted for consideration by JPMorgan Chase stockholders at the JPMorgan Chase Stockholders Meeting (as defined in Section 5.1(c)). The JPMorgan Chase Board Approval constitutes approval of this Agreement, the JPMorgan Chase Stock Option Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of JPMorgan Chase, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Option Agreements, the Merger or the other transactions contemplated hereby or thereby.

          (o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of JPMorgan Chase Common Stock to adopt this Agreement (the “Required JPMorgan Chase Vote”) is the only vote of the holders of any class or series of JPMorgan Chase capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

          (p) Properties. Except as disclosed in the JPMorgan Chase SEC Documents filed prior to the date of this Agreement, JPMorgan Chase or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such JPMorgan Chase SEC Documents as being owned by JPMorgan Chase or one of its Subsidiaries or acquired after the date thereof which are material to JPMorgan Chase’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of JPMorgan Chase which are banks incurred in the ordinary course of their banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such JPMorgan Chase SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder and each such lease is valid without default thereunder by the lessee or, to JPMorgan Chase’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

          (q) Intellectual Property. JPMorgan Chase and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “JPMorgan Chase Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such JPMorgan Chase Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on JPMorgan Chase. Neither JPMorgan Chase nor any such Subsidiary has received any notice of infringement of or conflict with, and to JPMorgan Chase’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any JPMorgan Chase Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on JPMorgan Chase.

          (r) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., and JPMorgan Chase agrees to indemnify Bank

One and to hold Bank One harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by JPMorgan Chase or its affiliates.

          (s) Opinion of JPMorgan Chase Financial Advisor. JPMorgan Chase has received the opinion of its financial advisor, J.P. Morgan Securities Inc., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to JPMorgan Chase.

          (t) Investment Adviser Subsidiaries; Funds; Clients. (i) JPMorgan Chase and certain of its Subsidiaries (the “JPMorgan Chase Advisory Entities”) provide investment management, investment advisory and sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs). For purposes of this Agreement, “JPMorgan Chase Advisory Contract” means each JPMorgan Chase contract for such services provided by a JPMorgan Chase Advisory Entity; “JPMorgan Chase Advisory Client” means each party to a JPMorgan Chase Advisory Contract other than the applicable JPMorgan Chase Advisory Entity; and “JPMorgan Chase Fund Client” means each JPMorgan Chase Advisory Client that is registered as an investment company under the Investment Company Act.

          (ii) Each Sponsored JPMorgan Chase Fund Client and JPMorgan Chase Advisory Entity (A) has since January 1, 1999 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of Governmental Entity applicable to it or its business and (B) has all permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted except, in the case of clauses (A) and (B) above, where the failure to be in compliance or failure to have such permits, licenses, exemptions, orders and approvals, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase. There is no action, suit, proceeding or investigation pending or, to the knowledge of JPMorgan Chase, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permits, licenses, exemptions, orders and approvals, except for such revocations, amendments, failures to renew, limitations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

          (iii) Each JPMorgan Chase Advisory Entity has been and is in compliance with each JPMorgan Chase Advisory Contract to which it is a party, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

          (iv) The accounts of each JPMorgan Chase Advisory Client subject to ERISA have been managed by the applicable Subsidiary of JPMorgan Chase in compliance with the applicable requirements of ERISA, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on JPMorgan Chase.

          (v) As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase, neither JPMorgan Chase nor any of the JPMorgan Chase Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; and except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase, none of JPMorgan Chase, any JPMorgan Chase Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. Covenants of Bank One. During the period from the date of this Agreement and continuing until the Effective Time, Bank One agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or the Option Agreements or to the extent that JPMorgan Chase shall otherwise consent in writing:

          (a) Ordinary Course. Bank One and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Bank One shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management and other material banking or operating policies in any respect which is material to Bank One, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Stock. Bank One shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) as provided in Section 5.12, (B) the declaration and payment of regular quarterly cash dividends on the Bank One Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement with usual record and payment dates for such dividends in accordance with Bank One’s past dividend practice; provided, however, that Bank One shall be entitled to increase the regular quarterly cash dividend on the Bank One Common Stock for any quarter during the period from the date of this Agreement to the Effective Time to an amount not in excess of $0.44875 per share (or to pay the equivalent of the aggregate amount of such incremental increase in any one or more payments) and (C) for dividends by a wholly-owned Subsidiary of Bank One, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed or not required to be disclosed in the Bank One Disclosure Schedule).

          (c) Issuance of Securities. Bank One shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Bank One Common Stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the Bank One Stock Plans or Bank One Benefit Plans in accordance with the terms of the applicable Bank One Stock Plan or Bank One Benefit Plan in effect on the date of this Agreement, issuances of stock options and other equity awards in the ordinary course of business or issuances of Bank One Common Stock pursuant to the Bank One Stock Option Agreement and (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of Bank One.

          (d) Governing Documents, Etc. Bank One shall not amend or propose to amend its Certificate of Incorporation or By-laws or enter into, or, except as permitted by Section 4.1(e) or (f), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Bank One.

          (e) No Acquisitions. Other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) that (A) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by Bank One and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in the Bank One Disclosure Schedule, Bank One shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in its fiduciary capacity, (iv) investments made by small business investment company, venture capital or private equity Subsidiaries, acquisitions of financial assets and merchant banking activities, in each case in the ordinary course of business consistent with past practice, (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement or (vi) acquisitions of securities in the ordinary course of Bank One’s or its Subsidiaries’ underwriting, trading or market-making businesses consistent with past practice.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions referred to in Bank One SEC Documents filed prior to the date of this Agreement or as disclosed in the Bank One Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past practice, (iv) other activities in the ordinary course of business consistent with past practice and (v) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in the Bank One Disclosure Schedule, Bank One shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Bank One and its Subsidiaries) which are material, individually or in the aggregate, to Bank One.

          (g) Indebtedness. Bank One shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Bank One or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Bank One to Bank One or to another Subsidiary of Bank One, or (iii) in the ordinary course of business consistent with past practice.

          (h) Other Actions. Bank One shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or the Option Agreements, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

          (i) Accounting Methods. Except as disclosed in any Bank One SEC Document filed prior to the date of this Agreement, Bank One shall not change its methods of accounting in effect at December 31, 2003, except as required by changes in generally accepted accounting principles as concurred in by Bank One’s independent auditors.

          (j) Tax-Free Reorganization Treatment. Bank One shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          (k) Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, Bank One agrees as to itself and its Subsidiaries that, except as set forth in the Bank One Disclosure Schedule, it will not, without the prior written consent of JPMorgan Chase, (i) other than in the ordinary course of business, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Bank One Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Bank One or a Subsidiary of Bank One and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Bank One 2003 bonus program or otherwise granted on or after the date hereof, that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements.

          (l) Investment Portfolio. Bank One shall not materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially increase the credit or risk concentrations associated with its underwriting, market-making and other investment banking businesses.

          (m) No Liquidation. Bank One shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

          (n) Other Agreements. Bank One shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

     4.2. Covenants of JPMorgan Chase. During the period from the date of this Agreement and continuing until the Effective Time, JPMorgan Chase agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or the Option Agreements or to the extent that Bank One shall otherwise consent in writing:

          (a) Ordinary Course. JPMorgan Chase and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. JPMorgan Chase shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management and other material banking or operating policies in any respect which is material to JPMorgan Chase, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, or (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Stock. JPMorgan Chase shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) as provided in Section 5.12, (B) the declaration and payment of regular quarterly cash dividends on the JPMorgan Chase Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement and regular cash dividends on the JPMorgan Chase Preferred Stock in accordance with the terms of such preferred stock as in effect on the date of this Agreement, in each case with usual record and payment dates for such dividends in accordance with JPMorgan Chase’s past dividend practice or as required by the terms of such preferred stock, and (C) for dividends by a wholly-owned Subsidiary of JPMorgan Chase, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of trading account shares, trust account shares and DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed or not required to be disclosed in the JPMorgan Chase Disclosure Schedule).

          (c) Issuance of Securities. JPMorgan Chase shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of JPMorgan Chase Common Stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the JPMorgan Chase Stock Plans or JPMorgan Chase Benefit Plans in accordance with the terms of the applicable JPMorgan Chase Stock Plan or JPMorgan Chase Benefit Plan in effect on the date of this Agreement, issuances of stock options and other equity awards in the ordinary course of business or issuances of JPMorgan Chase Common Stock pursuant to the JPMorgan Chase Stock Option Agreement, (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of JPMorgan Chase, (iii) issuances in respect of any Acquisitions by JPMorgan Chase or its Subsidiaries permitted by Section 4.2(e), including any financings therefor, and (iv) as disclosed in the JPMorgan Chase Disclosure Schedule.

          (d) Governing Documents. JPMorgan Chase shall not amend or propose to amend its Certificate of Incorporation or By-laws (except for amendments to its Certificate of Incorporation to eliminate series of JPMorgan Chase Preferred Stock that are no longer outstanding) or, except as permitted pursuant to Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of JPMorgan Chase.

          (e) No Acquisitions. Other than Acquisitions that (A) would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by JPMorgan Chase and its Subsidiaries in such Acquisitions does not exceed in the aggregate the amount set forth in the JPMorgan Chase Disclosure Schedule, JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in its fiduciary capacity, (iv) investments made by small business investment company, venture capital or private equity Subsidiaries, acquisitions of financial assets and merchant banking activities, in each case in the ordinary course of business consistent with past practice, (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement or (vi) acquisitions of securities in the ordinary course of JPMorgan Chase’s or its Subsidiaries’ underwriting, trading or market-making businesses consistent with past practice.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions referred to in JPMorgan Chase SEC Documents filed prior to the date of this Agreement or as disclosed in the JPMorgan Chase Disclosure Schedule, (iii) securitization activities in the ordinary course of business consistent with past practice, (iv) other activities in the ordinary course of business consistent with past practice, and (v) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in the JPMorgan Chase Disclosure Schedule, JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its

Subsidiaries and indebtedness of others held by JPMorgan Chase and its Subsidiaries) which are material, individually or in the aggregate, to JPMorgan Chase.

          (g) Indebtedness. JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of JPMorgan Chase or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of JPMorgan Chase to JPMorgan Chase or to another Subsidiary of JPMorgan Chase, or (iii) in the ordinary course of business consistent with past practice.

          (h) Other Actions. JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or the Option Agreements, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

          (i) Accounting Methods. Except as disclosed in any JPMorgan Chase SEC Document filed prior to the date of this Agreement, JPMorgan Chase shall not change its methods of accounting in effect at December 31, 2003, except as required by changes in generally accepted accounting principles as concurred in by JPMorgan Chase’s independent auditors.

          (j) Tax-Free Reorganization Treatment. JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          (k) Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, JPMorgan Chase agrees as to itself and its Subsidiaries that, except as set forth in the JPMorgan Chase Disclosure Schedule, it will not, without the prior written consent of Bank One, (i) other than in the ordinary course of business, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any JPMorgan Chase Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between JPMorgan Chase or a Subsidiary of JPMorgan Chase and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the JPMorgan Chase 2003 bonus program or otherwise granted on or after the date hereof, that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreements.

          (l) Investment Portfolio. JPMorgan Chase shall not materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially increase the credit or risk concentrations associated with its underwriting, market-making and other investment banking businesses.

          (m) No Liquidation. JPMorgan Chase shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

          (n) Other Agreements. JPMorgan Chase shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

     4.3. Transition. In order to facilitate the integration of the operations of Bank One and JPMorgan Chase and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Bank One and JPMorgan Chase shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition. Each of Bank One and JPMorgan Chase shall, and shall cause its Subsidiaries to, make available to the other at its facilities and those of its Subsidiaries, where determined by JPMorgan Chase or Bank One, as the case may be, to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing, to the extent not in violation of applicable laws, all matters concerning the affairs of the other party. Without in any way limiting the provisions of Section 5.2, Bank One and JPMorgan Chase, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other party, be entitled to review the operations and visit the facilities of the other party and its Subsidiaries at all times as may be deemed reasonably necessary by JPMorgan Chase or Bank One, as the case may be, in order to accomplish the foregoing arrangements.

     4.4. Advice of Changes; Government Filings . Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right. Bank One and JPMorgan Chase shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Bank One, JPMorgan Chase and each Subsidiary of JPMorgan Chase or Bank One that is a bank shall file all call reports with the appropriate bank regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and shall make available to the other party copies of all such reports promptly after the same are filed. Each of Bank One and JPMorgan Chase shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     4.5. Control of Other Party’s Business. Nothing contained in this Agreement (including, without limitation, Section 4.3) shall give JPMorgan Chase, directly or indirectly, the right to control or direct the operations of Bank One or shall give Bank One, directly or indirectly, the right to control or direct the operations of JPMorgan Chase prior to the Effective Time. Prior to the Effective Time, each of Bank One and JPMorgan Chase shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS

     5.1. Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, JPMorgan Chase and Bank One shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Bank One stockholders at the Bank One Stockholders Meeting (as defined in Section 5.1(b)) and to the JPMorgan Chase stockholders at the JPMorgan Chase Stockholders Meeting (as defined in Section 5.1(c)) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and JPMorgan Chase shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of JPMorgan Chase Common

Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of JPMorgan Chase and Bank One shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. JPMorgan Chase and Bank One shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. JPMorgan Chase shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the JPMorgan Chase Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Bank One and JPMorgan Chase.

          (b) Bank One shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Bank One Stockholders Meeting”) for the purpose of obtaining the Required Bank One Vote with respect to the transactions contemplated by this Agreement. The Board of Directors of Bank One shall use its reasonable best efforts to obtain from the Bank One stockholders the Required Bank One Vote in favor of adoption of this Agreement, and nothing contained in this Agreement shall be deemed to relieve Bank One of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof.

          (c) JPMorgan Chase shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “JPMorgan Chase Stockholders Meeting”) for the purpose of obtaining the Required JPMorgan Chase Vote with respect to the transactions contemplated by this Agreement. The Board of Directors of JPMorgan Chase shall use its reasonable best efforts to obtain from the JPMorgan Chase stockholders the Required JPMorgan Chase Vote in favor of adoption of this Agreement, and nothing contained in this Agreement shall be deemed to relieve JPMorgan Chase of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof.

          (d) Bank One and JPMorgan Chase shall each use their reasonable best efforts to cause the Bank One Stockholders Meeting and the JPMorgan Chase Stockholders Meeting to be held on the same date.

     5.2. Access to Information. (a) Upon reasonable notice, Bank One and JPMorgan Chase shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, each of Bank One and JPMorgan Chase shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, Federal or state banking laws or the rules and regulations of self regulatory organizations (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (a) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 23, 2003, between Bank One and JPMorgan Chase (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

          (b) No such investigation by either JPMorgan Chase or Bank One shall affect the representations and warranties of the other.

     5.3. Reasonable Best Efforts. (a) Each of Bank One and JPMorgan Chase shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in a condition or restriction on such party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(f). Each of Bank One and JPMorgan Chase will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

          (a) JPMorgan Chase agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of Bank One’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto.

          (b) Each of Bank One and JPMorgan Chase and their respective Boards of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, the Option Agreements or any other transactions contemplated hereby or thereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Option Agreements may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, the Option Agreements and the other transactions contemplated hereby or thereby.

     5.4. Acquisition Proposals. (a) Each of JPMorgan Chase and Bank One agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 4.1(e) or (f) in the case of Bank One, and Section 4.2(e) or (f) in the case of JPMorgan Chase) or any purchase or sale of 20% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

     (b) (i) Notwithstanding the foregoing, the Board of Directors of each party shall be permitted, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, and subject to compliance with the other terms of this Section 5.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person first made after the date of this Agreement which such party’s Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the Board of Directors of such party reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law.

     (ii) Each party shall notify the other party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries by any person that informs such party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party shall also promptly, and in any event within 24 hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4(b) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

     (iii) Nothing contained in this Section 5.4 shall prohibit either party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(d) or (e), as applicable.

          (c) Each of JPMorgan Chase and Bank One agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of JPMorgan Chase and Bank One agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

          (d) Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

          (e) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of JPMorgan Chase or Bank One, as

the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of JPMorgan Chase or Bank One, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving JPMorgan Chase or Bank One, as the case may be.

          (f) Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Section 5.4(b)(iii) shall be deemed to be a Change in Bank One Recommendation (as defined in Section 7.1(d)) or Change in JPMorgan Chase Recommendation (as defined in Section 7.1(e)), as the case may be, unless the Board of Directors of the party making such disclosure expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement.

     5.5. Affiliates. Bank One shall use all reasonable efforts to cause each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to JPMorgan Chase, as soon as reasonably practicable and in any event prior to the Bank One Stockholders Meeting, a written agreement substantially in the form attached as Exhibit 5.5.

     5.6. Stock Exchange Listing. JPMorgan Chase shall use all reasonable efforts to cause (i) the shares of JPMorgan Chase Common Stock to be issued in the Merger and (ii) the shares of JPMorgan Chase Common Stock to be reserved for issuance upon exercise of Bank One Stock Options (as defined below), to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     5.7. Employee Benefit Plans. (a) JPMorgan Chase and Bank One agree that, except as otherwise provided herein (including as set forth in Section 5.7(a) of the Bank One Disclosure Schedule or Section 5.7(a) of the JPMorgan Chase Disclosure Schedule, as applicable) and unless otherwise mutually determined, the JPMorgan Chase Benefit Plans and Bank One Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and the parties shall negotiate in good faith to formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the JPMorgan Chase Benefit Plans and Bank One Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the JPMorgan Chase Benefit Plans and employees who were covered by the Bank One Benefit Plans.

          (b) With respect to Benefit Plans maintained or contributed to outside the United States for the benefit of non-United States citizens or residents, the principles set forth in the preceding paragraph of this Section 5.7 shall apply to the extent the application of such principles does not violate applicable foreign law.

     5.8. Bank One Equity Awards. (a) At the Effective Time, each outstanding option to purchase shares of Bank One Common Stock (a “Bank One Stock Option”) and each outstanding stock appreciation right (a “Bank One SAR”) or restricted stock unit (a “Bank One Unit”) or other equity-based award or right in respect of or based on the value of Bank One Common Stock (an “Other Bank One Equity Right”) issued pursuant to any Bank One Stock Plan, whether vested or unvested, shall be assumed by JPMorgan Chase, and each share of Bank One Common Stock subject to restrictions that do not lapse upon the Effective Time (a “Bank One Restricted Share”) shall be honored by JPMorgan Chase in accordance with their terms following their conversion in the Merger into restricted shares of JPMorgan Chase Common Stock. Each Bank One Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Bank One Stock Option, the same number of shares of JPMorgan Chase Common Stock as the holder of such Bank One Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, rounded, if necessary, to the nearest whole share, at a price per share equal to (y) the exercise price per share of the shares of Bank One Common Stock otherwise purchasable pursuant to such Bank One Stock Option divided by (z) the Exchange Ratio, rounded to the nearest cent; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above.

          (b) Each holder of a Bank One SAR shall be entitled to that number of stock appreciation rights of JPMorgan Chase (“JPMorgan Chase SARs”), determined in the same manner as set forth above with respect to Bank One Stock Options assumed by JPMorgan Chase. Each holder of a Bank One Unit shall be entitled to that number of restricted stock units of JPMorgan Chase determined by multiplying the number of Bank One Units held by such holder immediately prior to the Effective Time by the Exchange Ratio. Each Other Bank One Equity Right shall cease to represent a right or award with respect to shares of Bank One Common Stock and shall be converted into a right or award with respect to shares of JPMorgan Chase Common Stock determined in the same manner as set forth above with respect to Bank One Stock Options.

          (c) As soon as practicable after the Effective Time, JPMorgan Chase shall deliver to the holders of Bank One Stock Options, Bank One SARs, Bank One Units, Bank One Restricted Shares and Other Bank One Equity Rights appropriate notices setting forth such holders’ rights pursuant to the Bank One Stock Plans and the agreements evidencing the grants of such Bank One Stock Options, Bank One SARs, Bank One Units, Bank One Restricted Shares

or Other Bank One Equity Rights, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.8 after giving effect to the Merger and the assumption by JPMorgan Chase as set forth above). If necessary, JPMorgan Chase shall comply with the terms of the applicable Bank One Stock Plan and ensure, to the extent required by, and subject to the provisions of, Section 5.8(a) and such Plan, that Bank One Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of JPMorgan Chase after the Effective Time.

          (d) JPMorgan Chase shall take all corporate action necessary to reserve for issuance a sufficient number of shares of JPMorgan Chase Common Stock for delivery upon exercise of Bank One Stock Options, Bank One SARs, Bank One Units, Bank One Restricted Shares and Other Bank One Equity Rights assumed by it in accordance with this Section 5.8. As soon as practicable after the Effective Time, JPMorgan Chase shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of JPMorgan Chase Common Stock subject to such Bank One equity awards and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Bank One equity awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, JPMorgan Chase shall administer the Bank One Stock Plans assumed pursuant to this Section 5.8 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Bank One Stock Plan complied with such rule prior to the Merger.

          (e) Assuming that Bank One delivers to JPMorgan Chase the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of JPMorgan Chase, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Bank One Insiders (as defined below) of JPMorgan Chase Common Stock in exchange for shares of Bank One Common Stock (including Bank One Restricted Shares), and of options or stock appreciation rights to purchase JPMorgan Chase Common Stock upon conversion of Bank One Stock Options and Bank One SARS or to receive shares of JPMorgan Chase Common Stock upon conversion of Bank One Units and Other Bank One Equity Rights, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Bank One to JPMorgan Chase prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Bank One Insiders, the number of shares of Bank One Common Stock held by each such Bank One Insider and the number and description of the Bank One Stock Options, Bank One SARs, Bank One Units, Bank One Restricted Shares and Other Bank One Equity Rights held by each such Bank One Insider. “Bank One Insiders” shall mean those officers and directors of Bank One who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     5.9. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except as otherwise provided in the Option Agreements or in Section 7.2 hereof and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by JPMorgan Chase and Bank One.

     5.10. Governance. (a) Prior to the Effective Time, JPMorgan Chase shall take all actions necessary to adopt the amendment to the By-laws of JPMorgan Chase provided for in Exhibit 1.4(b) hereof and to effect the requirements and adopt the resolutions referenced therein. On or prior to the Effective Time, JPMorgan Chase’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be 16. Of the members of the initial Board of Directors of the Surviving Corporation at the Effective Time, seven shall be current independent JPMorgan Chase directors designated by JPMorgan Chase plus the current Chief Executive Officer of JPMorgan Chase, and seven shall be current independent Bank One directors designated by Bank One plus the current Chief Executive Officer of Bank One. No other directors or employees of JPMorgan Chase or Bank One shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time.

          (b) On or prior to the Effective Time, the JPMorgan Chase Board of Directors shall take such actions as are necessary to cause the persons indicated in Exhibit 5.10(b) to be elected or appointed to the offices of the Surviving Corporation specified in such Exhibit as of the Effective Time.

          (c) In accordance with, and to the extent provided in, the By-laws of the Surviving Corporation (as amended as provided in Exhibit 1.4(b)), (i) effective as of the Effective Time, Mr. William Harrison shall continue to serve as Chairman of the Board and Chief Executive Officer of the Surviving Corporation and Mr. James Dimon shall become President and Chief Operating Officer of the Surviving Corporation and (ii) Mr. Dimon shall be the successor to Mr. Harrison as Chief Executive Officer of the Surviving Corporation, with such succession to become effective on the second anniversary of the Closing Date or any such earlier date as of which Mr. Harrison ceases for any reason to serve in the position of Chief Executive Officer of the Surviving Corporation, and (iii) Mr. Harrison shall continue to serve as Chairman of the Board of the Surviving Corporation following the date of such succession.

          (d) The headquarters of the Surviving Corporation will be located in New York, New York.

     5.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Bank One or any of its Subsidiaries (the “Indemnified

Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Bank One or any Subsidiary of Bank One, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Bank One pursuant to Bank One’s Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Bank One and its Subsidiaries.

          (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Bank One (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Bank One for such insurance (“Bank One’s Current Premium”), and if such premiums for such insurance would at any time exceed 250% of Bank One’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Bank One’s Current Premium. In the event that JPMorgan Chase acts as its own insurer for its directors and officers generally with respect to matters typically covered by a directors’ and officers’ liability insurance policy, JPMorgan Chase’s obligations under this Section 5.11(b) may be satisfied by such self-insurance, so long as JPMorgan Chase’s senior debt ratings by Standard & Poor’s Corporation and Moody’s Investors Services, Inc. are no lower than such ratings as in effect as of the date of this Agreement.

          (c) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 5.11.

          (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

          (e) The provisions of this Section 5.11 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii)

are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     5.12. Dividends. After the date of this Agreement, each of JPMorgan Chase and Bank One shall coordinate with the other the payment of dividends with respect to the JPMorgan Chase Common Stock and Bank One Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of JPMorgan Chase Common Stock and Bank One Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of JPMorgan Chase Common Stock and/or Bank One Common Stock or any shares of JPMorgan Chase Common Stock that any such holder receives in exchange for such shares of Bank One Common Stock in the Merger.

     5.13. Public Announcements. JPMorgan Chase and Bank One shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.4, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed. Each party shall provide the other party with its stockholder lists and allow and facilitate the other party’s contact with its stockholders and prospective investors and following a Change in Bank One Recommendation or Change in JPMorgan Chase Recommendation, as the case may be, such contacts may be made without regard to the above limitations of this Section 5.13.

     5.14. Commitments to the Community. (a) Following the Effective Time, the retail financial services business, which includes consumer banking, small businesses, middle market and consumer lending, will maintain a significant presence in the Chicago, Illinois metropolitan area. The combined business will continue to use both the Bank One brand and the JPMorgan Chase brand while research is conducted to determine the best long-term branding strategy. Chicago will serve as the headquarters for the retail financial services business following the Effective Time. Following the Effective Time, the credit card business of the Surviving Corporation will be based in Wilmington, Delaware and will continue to use both the Bank One and JPMorgan Chase brands.

          (b) The Surviving Corporation shall maintain its strong commitment to charitable giving in the greater Chicago metropolitan area and to increasing the annual level of charitable giving beyond the current levels of Bank One in that area.

          (c) The commitments set forth in this Section 5.14 will be reflected in the minutes of the Surviving Corporation following the Closing Date.

     5.15. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

ARTICLE VI

CONDITIONS PRECEDENT

     6.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. Bank One shall have obtained the Required Bank One Vote in connection with the adoption of the Merger Agreement, and JPMorgan Chase shall have obtained the Required JPMorgan Chase Vote in connection with the adoption of the Merger Agreement.

          (b) NYSE Listing. The shares of (i) JPMorgan Chase Common Stock to be issued in the Merger and (ii) JPMorgan Chase Common Stock to be reserved for issuance upon exercise of the Bank One Stock Options shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary for the consummation of the Merger or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

          (f) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction upon the Surviving Corporation or its Subsidiaries which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

     6.2. Conditions to Obligations of JPMorgan Chase. The obligation of JPMorgan Chase to effect the Merger is subject to the satisfaction of the following conditions unless waived by JPMorgan Chase:

          (a) Representations and Warranties. The representations and warranties of Bank One set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bank One or the Surviving Corporation following the Effective Time, and JPMorgan Chase shall have received a certificate signed on behalf of Bank One by the Chief Executive Officer and Chief Financial Officer of Bank One to such effect.

          (b) Performance of Obligations of Bank One. Bank One shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and JPMorgan Chase shall have received a certificate signed on behalf of Bank One by the Chief Executive Officer and Chief Financial Officer of Bank One to such effect.

          (c) Tax Opinion. JPMorgan Chase shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to JPMorgan Chase, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to JPMorgan Chase shall be entitled to rely upon customary representations and assumptions provided by JPMorgan Chase and Bank One that counsel to JPMorgan Chase reasonably deems relevant.

     6.3. Conditions to Obligations of Bank One. The obligation of Bank One to effect the Merger is subject to the satisfaction of the following conditions unless waived by Bank One:

          (a) Representations and Warranties. Each of the representations and warranties of JPMorgan Chase set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on JPMorgan Chase or the Surviving Corporation following the Closing Date, and Bank One shall have received a certificate signed on behalf of JPMorgan Chase by the Chairman and Chief Executive Officer and by the Chief Financial Officer of JPMorgan Chase to such effect.

          (b) Performance of Obligations of JPMorgan Chase. JPMorgan Chase shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bank One shall have received a certificate signed on behalf of JPMorgan Chase by the Chairman and Chief Executive Officer and the Chief Financial Officer of JPMorgan Chase to such effect.

          (c) Tax Opinion. Bank One shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Bank One, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Bank One shall be entitled to rely upon customary representations and assumptions provided by JPMorgan Chase and Bank One that counsel to Bank One reasonably deems relevant.

          (d) By-Law Amendment. JPMorgan Chase shall have taken all action necessary so that the amendment to JPMorgan Chase’s By-laws set forth in Exhibit 1.4(b), and the resolutions contemplated therein, shall have been duly adopted by the Board of Directors of JPMorgan Chase effective no later than the Effective Time.

ARTICLE VII

TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of Bank One or JPMorgan Chase:

          (a) by mutual consent of JPMorgan Chase and Bank One in a written instrument;

          (b) by either JPMorgan Chase or Bank One, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

          (c) by either JPMorgan Chase or Bank One, upon written notice to the other party, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (d) by JPMorgan Chase, upon written notice to Bank One, if Bank One shall have (i) failed to recommend adoption of this Agreement at the Bank One Stockholders Meeting; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to JPMorgan Chase such recommendation; or taken any other action or made any other statement in connection with the Bank One Stockholders Meeting inconsistent with such recommendation (any such action in this clause (i), a “Change in Bank One Recommendation”) (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Bank One Stockholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

          (e) by Bank One, upon written notice to JPMorgan Chase, if JPMorgan Chase shall have (i) failed to recommend adoption of this Agreement at the JPMorgan Chase Stockholders Meeting; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Bank One such recommendation; or taken any other action or made any other statement in connection with the JPMorgan Chase Stockholders Meeting inconsistent with such recommendation (any such action in this clause (i), a “Change in JPMorgan Chase Recommendation”) (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the JPMorgan Chase Stockholders Meeting in accordance with Section 5.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

          (f) by either JPMorgan Chase or Bank One, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; or

          (g) by either JPMorgan Chase or Bank One, if the Required JPMorgan Chase Vote or Required Bank One Vote shall not have been obtained upon a vote taken thereon at the duly convened JPMorgan Chase Stockholders Meeting or Bank One Stockholders Meeting, as the case may be.

     7.2. Effect of Termination. (a) In the event of termination of this Agreement by either Bank One or JPMorgan Chase as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of JPMorgan Chase or Bank One or their respective officers or directors, except with respect to Sections 3.1(r) and 3.2(r), Section 5.2(b), Section 5.9, this Section 7.2 and Article VIII, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

          (b) JPMorgan Chase shall pay Bank One, by wire transfer of immediately available funds, the sum of $2.30 billion (the “JPMorgan Chase Termination Fee”) if this Agreement is terminated as follows:

     (i) if Bank One shall terminate this Agreement pursuant to Section 7.1(e), then JPMorgan Chase shall pay the JPMorgan Chase Termination Fee on the business day following such termination;

     (ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required JPMorgan Chase Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the JPMorgan Chase Stockholders Meeting an Acquisition Proposal shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of JPMorgan Chase (a “Public Proposal”) with respect to JPMorgan Chase, then JPMorgan Chase shall pay one-third of the JPMorgan Chase Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this Agreement, JPMorgan Chase or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then JPMorgan Chase shall pay the remaining two-thirds of the JPMorgan Chase Termination Fee upon the date of such execution or consummation; and

     (iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or Bank One shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to JPMorgan Chase, and (C) following the occurrence of such Public Proposal, JPMorgan Chase shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then JPMorgan Chase shall pay one-third of the JPMorgan Chase Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, JPMorgan Chase or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then JPMorgan Chase shall pay the remaining two-thirds of the JPMorgan Chase Termination Fee upon the date of such execution or consummation.

If JPMorgan Chase fails to pay all amounts due to Bank One on the dates specified, then JPMorgan Chase shall pay all costs and expenses (including legal fees and expenses) incurred by Bank One in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Bank One.

          (c) Bank One shall pay JPMorgan Chase, by wire transfer of immediately available funds, the sum of $2.30 billion (the “Bank One Termination Fee”) if this Agreement is terminated as follows:

     (i) if JPMorgan Chase shall terminate this Agreement pursuant to Section 7.1(d), then Bank One shall pay the Bank One Termination Fee on the business day following such termination;

     (ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Bank One Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Bank One Stockholders Meeting there shall have been a Public Proposal with respect to Bank One, then Bank One shall pay one-third of the Bank One Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this Agreement, Bank One or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Bank One shall pay the remaining two-thirds of the Bank One Termination Fee on the date of such execution or consummation; and

     (iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or JPMorgan Chase shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to Bank One, (C) following the occurrence of such Public Proposal, Bank One shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then Bank One shall pay one-third of the Bank One Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, Bank One or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Bank One shall pay the remaining two-thirds of the Bank One Termination Fee upon the date of such execution or consummation.

If Bank One fails to pay all amounts due to JPMorgan Chase on the dates specified, then Bank One shall pay all costs and expenses (including legal fees and expenses) incurred by JPMorgan Chase in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by JPMorgan Chase.

     7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Bank One or of JPMorgan Chase, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

     8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements, which shall terminate in accordance with their terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to JPMorgan Chase, to

J.P. Morgan Chase & Co.
270 Park Avenue
New York, New York 10017
Attention: William H. McDavid, Esq.
Telecopy No.: (212) 270-4288

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Richard I. Beattie, Esq.
                 Lee Meyerson, Esq.
Telecopy No.: (212) 455-2502

and

(b) if to Bank One, to

Bank One Corporation
1 Bank One Plaza
Chicago, Illinois 60670
Attention: Joan Guggenheimer
Telecopy No.: (312) 732-8428

with a copy to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy, Esq.
                 Craig M. Wasserman, Esq.
                 Lawrence S. Makow, Esq.
Telecopy No.: (212) 403-2000

     8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers.

     8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, including the Option Agreements) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.11, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     8.9. Submission to Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County, or (B) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, JPMorgan Chase and Bank One have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

J.P. MORGAN CHASE & CO.

By: /s/ William B. Harrison, Jr.

Name: William B. Harrison, Jr. Title: Chairman and Chief Executive Officer

BANK ONE CORPORATION

By: /s/ James Dimon

Name: James Dimon Title: Chairman and Chief Executive Officer

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